UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2026

Tenax Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

(Address of principal executive offices) (Zip Code)

919-855-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TENX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Employment Agreement Amendments

On June 26, 2026, the Board of Directors (the “Board”) of Tenax Therapeutics, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved amendments to the employment agreements of Christopher Giordano, Thomas Staab, and Stuart Rich (collectively, the “Employment Agreement Amendments”). Each of these executives is party to an individual employment agreement with the Company and is not eligible to participate in the newly adopted Tenax Therapeutics, Inc. Change in Control Plan (the “CIC Plan”) and Tenax Therapeutics, Inc. Severance Plan (the “Severance Plan”) (each as described below). The Employment Agreement Amendments amend the existing employment agreements to provide severance and other benefits that are generally based on the severance and change in control benefits that each such executive would be eligible to receive under the CIC Plan and the Severance Plan, as applicable. Each executive’s entitlement to these payments is conditioned upon execution of a release of claims.

Terminations Not in Connection with a Change in Control

In the event Mr. Giordano, Dr. Rich or Mr. Staab’s employment is terminated by the Company without Cause, or if the Company elects not to renew the executive’s respective Employment Agreement not in connection with a Change in Control (as each term is defined in the Employment Agreement Amendments), Mr. Giordano, Dr. Rich or Mr. Staab will each be entitled to receive (i) 12 months of base salary, plus an additional month of base salary for each completed year of service with the Company, up to a maximum of 12 additional months, (ii) a pro-rated amount of the annual bonus that he would have received had 100% of goals been achieved for the fiscal year in which such termination occurs, and (iii) 12 months of COBRA reimbursements or benefits payments, as applicable. In addition, Dr. Rich will be entitled to receive accelerated vesting of all outstanding equity-based compensation awards.

Terminations in Connection with a Change in Control

During the period beginning three months prior to and ending 12 months immediately following a Change in Control, in the event Mr. Giordano, Dr. Rich or Mr. Staab’s employment is terminated by the Company without Cause, by Mr. Giordano, Dr. Rich or Mr. Staab for Good Reason, or if the Company elects not to renew the executive’s respective Employment Agreement, Mr. Giordano, Dr. Rich or Mr. Staab will be entitled to receive: (i) 12 months of base salary (18 months in the case of Mr. Giordano), (ii) the amount of the annual bonus that he would have received had 100% of goals been achieved for the fiscal year in which such termination occurs, (iii) accelerated vesting of all outstanding equity-based compensation awards, and (iv) 12 months of COBRA reimbursements or benefits payments (18 months in the case of Mr. Giordano), as applicable.

The foregoing descriptions of the Employment Agreement Amendments do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed as Exhibits 10.1, 10.2, and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01	Other Events.

Adoption of Change in Control Plan and Severance Plan

On June 26, 2026, the Board, upon the recommendation of the Compensation Committee, adopted the CIC Plan and Severance Plan.

The CIC Plan provides “double trigger” equity acceleration and cash severance benefits to eligible employees of the Company in connection with a change in control transaction. The CIC Plan provides that benefits are payable only upon a termination by the Company without Cause or by the eligible employee for Good Reason occurring up to three months prior to or within 12 months following a Change in Control (each term as defined in the CIC Plan). Upon a qualifying termination, all outstanding equity awards held by the eligible employee are subject to accelerated vesting. Cash severance benefits upon a qualifying termination are determined based on the employee’s level within the Company.

The Severance Plan provides severance benefits to eligible employees of the Company whose employment is terminated by the Company without Cause, independent of any change in control transaction. Cash severance benefits under the Severance Plan are determined based on the employee’s tenure and level within the Company.

Benefits under each of the CIC Plan and the Severance Plan are conditioned upon the eligible employee’s execution of a release of claims.

The Company’s executive officers are not eligible for benefits under the CIC Plan or Severance Plan. They are covered by individual employment agreements, which were amended to provide severance and other benefits generally based on the CIC Plan and Severance Plan, as described above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Employment Agreement, by and between Tenax Therapeutics, Inc. and Christopher Giordano

10.2	Amendment No. 1 to Employment Agreement, by and between Tenax Therapeutics, Inc. and Thomas Staab

10.3	Amendment No. 3 to Employment Agreement, by and between Tenax Therapeutics, Inc. and Stuart Rich

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENAX THERAPEUTICS, INC.

By:	/s Christopher Giordano
Name:	Christopher Giordano
Title:	Chief Executive Officer

Date:	June 29, 2026